UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-75464

Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2003-1

(Exact name of registrant as specified in its charter)

200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000   (313) 556-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Capital Auto Receivables Asset Trust 2003-1
1.85% Asset Backed Notes, Class A-1a
One Month LIBOR Plus 0.05%Asset Backed Notes, Class A-1b
2.27% Asset Backed Notes, Class A-2a
One Month LIBOR Plus 0.06% Asset Backed Notes, Class A-2b
2.75% Asset Backed Notes, Class A-3a
One Month LIBOR Plus 0.09% Asset Backed Notes, Class A-3b
3.10% Asset Backed Notes, Class A-4a
One Month LIBOR Plus 0.12% Asset Backed Notes, Class A-4b
One Month LIBOR Plus 0.47% Asset Backed Certificates

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒

Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐

Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐

Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐

		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:	122

     Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc., on behalf of Capital Auto Receivables Asset Trust 2003-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	January 27, 2004	By:	/s/ Linda K. Zukauckas

Linda K. Zukauckas,
Controller and Principal Accounting Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-105077

Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2003-2

(Exact name of registrant as specified in its charter)

200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000 (313) 556-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Capital Auto Receivables Asset Trust 2003-2
1.20% Asset Backed Notes, Class A-2a
One Month LIBOR Plus 0.02%Asset Backed Notes, Class A-2b
1.44% Asset Backed Notes, Class A-3a
One Month LIBOR Plus 0.04% Asset Backed Notes, Class A-3b
1.96% Asset Backed Notes, Class A-4a
One Month LIBOR Plus 0.06% Asset Backed Notes, Class A-4b
One Month LIBOR Plus 0.28% Asset Backed Certificates

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒

Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐

Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐

Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐

		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:	98

     Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2003-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	January 27, 2004	By:	/s/ Linda K. Zukauckas

Linda K. Zukauckas,
Controller and Principal Accounting Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-105077

Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2003-3

(Exact name of registrant as specified in its charter)

200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000   (313) 556-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Capital Auto Receivables Asset Trust 2003-3
1.77% Asset Backed Notes, Class A-1a
One Month LIBOR Plus 0.05% Asset Backed Notes, Class A-1b
2.35% Asset Backed Notes, Class A-2a
One Month LIBOR Plus 0.06% Asset Backed Notes, Class A-2b
2.96% Asset Backed Notes, Class A-3a
One Month LIBOR Plus 0.08% Asset Backed Notes, Class A-3b
3.40% Asset Backed Notes, Class A-4a
One Month LIBOR Plus 0.09% Asset Backed Notes, Class A-4b
3.71% Asset Backed Certificates, Class B-1
One Month LIBOR Plus 0.35% Asset Backed Certificates, Class B-2

(Title of each class of securities covered by this Form)

N/A

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒

Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐

Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐

Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐

		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:	93

     Pursuant to the requirements of the Securities Exchange Act of 1934 Capital Auto Receivables, Inc. on behalf of Capital Auto Receivables Asset Trust 2003-3 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	January 27, 2004	By:	/s/ Linda K. Zukauckas

Linda K. Zukauckas,
Controller and Principal Accounting Officer